Exhibit 10.24

KEYLINK SYSTEMS

Customer Master Agreement

with

Dynax Solutions

192 Lexington Avenue

New York, NY 10016

PURCHASER This Customer Master Agreement (the “Agreement”) sets forth the terms and conditions which your company (“You”, “Yours” and “Your”) and its products and services from KeyLink Systems, a Business Division of ILLEGIBLE Electronics, Inc. (“We”, “Us” and “Our”), 4800 East 131st, Cincinnati, Ohio, 44105 during the Term. For valuable consideration You and We agree as follows:

1. Products. The specific products and services (“Products”) offered by Us to You are set forth on schedules to this Agreement now or later signed by You and Us which are made a part of this Agreement (“Schedule(s)”) and You may, at any time during the Term, place orders for such Products by signing Our appropriate Schedules and furnishing your own purchase order. You agree not to directly or indirectly export Products without first obtaining any required U.S. Government ILLEGIBLE. The only ILLEGIBLE rights obtained by You or Your company ILLEGIBLE to be determined by the specific terms and conditions offered by the Product Manufacturer. You acknowledge and agree that We neither require nor ILLEGIBLE to receive Your confidential information under this Agreement and Schedules thereto. All Your orders are subject to Our approval and acceptance. If You choose to use Your own purchase order form, such use is considered as a matter of convenience only. You agree that any additional or conflicting terms and conditions in Your order form are unintentional and therefore deemed ILLEGIBLE superseded by this Agreement and the applicable Schedules.

2. Charges. You agree to pay the charges for Products in accordance with the ILLEGIBLE refer ILLEGIBLE in such applicable Schedule, as well as reasonable and ILLEGIBLE expenses incurred by Us at your direction. We may increase the price of any Product ordered by You but not yet shipped by Us if Our cost for such Product has been increased by Our supplier. You also agree to pay amounts equal to any ILLEGIBLE resulting from the Agreement or any activities hereunder, ILLEGIBLE based on Our net income. You agree to pay the purchase price for the Products, shipping charges and other ILLEGIBLE due for the Products in ILLEGIBLE full upon delivery of Our invoice, unless otherwise specified by Our invoice. You acknowledge that We may, at any time, require that You pay ILLEGIBLE of the funds due for a particular order prior in shipment of that order and that payment of the remaining portion of the invoiced amount will be due and payable in accordance with the terms specified in Our invoice. You also acknowledge ILLEGIBLE that Your monetary obligations to Us under this Agreement con ILLEGIBLE a commercial account. You agree to pay, in addition to all other amounts owed to Us, interest calculated at one and one-half percent (1-1/2%) per month (18% per annum) on invoice amounts that are past due. If We ILLEGIBLE process to recover any amount due and payable from You under this Agreement, then You agree to pay all ILLEGIBLE, including ILLEGIBLE ILLEGIBLE.

3. Obligations. We will use commercially reasonable efforts to meet shipment and/or delivery dates to the ILLEGIBLE site specified in Your order, if any. However, We reserve the right to delay or cancel shipment based on unavailability of Products or any portion of the Products. If delivery is delayed due to the elements, acts of God, unavailability, delays in manufacturing, transportation, strikes, fire or any other ILLEGIBLE beyond Our reasonable control, then ILLEGIBLE schedule will be extended by a period of ILLEGIBLE equal to the time lost as a result of such delays. In no event will We be liable to You or any other party for any damages resulting from or ILLEGIBLE to any failure or delay in delivering the ILLEGIBLE. All Products will be delivered F.O.B. Our point of shipment. ILLEGIBLE transfers to You upon shipment from Our joint shipment. You agree to pay all shipment and insurance costs.

4. Conveyance Contracts. We shall not be responsible for compliance with ILLEGIBLE intended to be imposed upon Us by virtue of You purchasing Product from Us in support of a U.S. Government contract where the Products be ILLEGIBLE sold by Us to Your are standard commercial ILLEGIBLE available for ILLEGIBLE public and You shall be responsible for obtaining from the Government agency involved, a division from any such ILLEGIBLE ILLEGIBLE for Our Benefit. In the case of non-commercial Products being sold to You by Us, ILLEGIBLE provisions required by the government contract and ILLEGIBLE by Us in a separate written agreement between You and Us ILLEGIBLE upon Us.

5. Export. You warrant that the Products will not be resold, transferred, exported or ILLEGIBLE in any way by You in violation of any laws, regulations or expert control ILLEGIBLE by the U.S. Government. You represent and warrant that the Products sold by Us will not be used in connection with (a) nuclear installation or ILLEGIBLE or (b) a medical device or surgical implant regulated by the FDA or (c) ILLEGIBLE, or (d) any application which ILLEGIBLE or malfunction could ILLEGIBLE in which personal injury or death is likely to occur. You shall indemnify, defend and hold Us harmless, including reasonable attorney fees, court costs, and costs of investigation and defense, from any harm or damages or liability caused by any breach of any of the foregoing representations or for the failure to comply with any laws or regulations including, without limitation, any U.S. expert laws.

6. Warranty. The warranty for each particular Product is only as expressly stated in the Schedules ILLEGIBLE to such Product, if any. ALL OTHER WARRANTIES REGARDING PRODUCTS AND ANY RELATED ITEMS PROVIDED UNDER THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED. THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE ALSO EXPRESSLY DISCLAIMED.

7. Limitation of Liability. Our liability to You for any claim whatsoever related to the Products, this Agreement or any Schedules hereto, including any causes of action for ILLEGIBLE, tort, or ILLEGIBLE liability, shall be limited to the actual damages proven, in no event to exceed the total fees paid under the applicable Schedule of this Agreement. In no event will We be liable to You or Your customer or tra ILLEGIBLE for any loss of ILLEGIBLE; any incidental, special, exemplary or ILLEGIBLE damages; or any claims or demands brought against You by the other party, even if We have advised of the possibility of such claims or demands. We will have no liability to you for the infringement of any patents, copyrights, trade secrets or other proprietary rights associated with the Products.

8. Notices. You agree to immediately notify Us in writing of any changes in your ownership, of changes to Your company ILLEGIBLE or ILLEGIBLE. Notices under this Agreement shall be in writing and shall be delivered by registered or certified mail (return receipt requested), with proper postage affixed); or (ii) delivered by personal courier to the addresses set forth in this Agreement, to the attention of ILLEGIBLE Consumer Administration for Us, and to the attention President for You.

9. Excusable Delay/Assignment. Except for Your payment obligations hereunder, neither party will be liable for, or be considered to be in breach of this Agreement, on account of, any delay or failure of performance required herein, if resulting from ILLEGIBLE or conditions beyond such party’s control. It is ILLEGIBLE that, the actions or omissions of third party manufacturers, suppliers and ILLEGIBLE, the failure of third party equipment or ILLEGIBLE and failures caused by the year changing to 2000 are causes and conditions beyond Our control. This Agreement is not assignable by You without Our prior written consent, but We may assign this Agreement. Any attempt to assign any of the ILLEGIBLE, duties or obligations of this Agreement without such consent is void.

10. Term/Termination. The “Term” of this Agreement ILLEGIBLE on the Effective Date and continues until the earlier of (i) ten (10) years after the Effective Date; or (ii) ILLEGIBLE as described herein. Upon failure by You to make prompt payment under this Agreement, or in the event of any default, breach or repudiation of this Agreement by You, or in the event You become insolvent, ILLEGIBLE of Your creditors or make an assignment for the benefit of Your creditors, or if any bankruptcy, insolvency, reorganization or arrangement proceeding is commenced by or against You, We will have, in addition to any ILLEGIBLE other rights and remedies at law, equity or otherwise, the ILLEGIBLE (i) ILLEGIBLE the Term and any of Your orders, any of Our obligations and any other agreements and ILLEGIBLE with You; (ii) defer or cancel any delivery of Products hereunder; and/or (iii) declare charges hereunder immediately due and payable. We are entitled to (i) terminate this Agreement and/or any Schedules thereto upon sixty (60) days prior written notice to You; ILLEGIBLE (ii) if Our rights, and ILLEGIBLE to recall any of the Products expire or are terminated, cancel the Term and refuse to except Your orders.

11. ILLEGIBLE. This Agreement is to be governed by, and construed in accordance with, the substantive laws (but not conflict with) of the State of Ohio. This Agreement (together with all effective exhibit(s) and Schedule(s)) ILLEGIBLE ILLEGIBLE final agreement between the parties regarding its subject ILLEGIBLE; as intended at a ILLEGIBLE and executive statement of the terms and conditions of that agreement and supersedes any prior or ILLEGIBLE agreements, obligations, representations, statements and ILLEGIBLE, whether oral or written and supersedes ILLEGIBLE ILLEGIBLE and obligations, representations, ILLEGIBLE and warranties, ILLEGIBLE ILLEGIBLE the portion regarding such subject manner. You and We agree that ILLEGIBLE delivery of a ILLEGIBLE of this Agreement and any applicable Schedules shall constitute an ILLEGIBLE execution of the Agreement and applicable Schedules by such party.

12. Acknowledged payment. You acknowledge that You are entering into this Agreement upon the terms and conditions stated herein, and that You are not relying upon any representations, oral or written, other than those expressly contained in this Agreement. The individual signing this Agreement for You acknowledges having read and understood this Agreement, and represent that s/he is authorized to act for and ILLEGIBLE Customer.

Customer:	Dynax Solutions, Inc.	KEYLINK SYSTEMS, A BUSINESS DIVISION OF PIONEER STANDARD ELECTRONICS, INC.

By:	/s/ Daniel E. Bivins	By:	/s/ Melissa Cook
Name:	Daniel Bivins	Name:	Melissa Cook
Title:	VP of Sales	Title:	Manager Contracts Support Team

Date:	February 22, 2000	Date:	April 5, 2000

4